UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2010

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On March 23, 2010, Avista Corporation (Avista Corp.) filed general rate cases with the Washington Utilities and Transportation Commission (WUTC) and the Idaho Public Utilities Commission (IPUC).

In the WUTC general rate case filing, Avista Corp. has requested an overall electric rate increase of 13.4 percent and an overall natural gas rate increase of 6.0 percent. The filing is designed to increase annual base electric revenues by $55.3 million and increase annual base natural gas revenues by $8.5 million. Avista Corp.’s request is based on a proposed overall rate of return of 8.33 percent, with a common equity ratio of 48.4 percent and a 10.9 percent return on equity.

In the IPUC general rate case filing, Avista Corp. has requested an overall electric rate increase of 13.1 percent and an overall natural gas rate increase of 4.1 percent. The filing is designed to increase annual base electric revenues by $32.1 million and increase annual base natural gas revenues by $2.6 million. Avista Corp.’s request is based on a proposed overall rate of return of 8.55 percent, with a common equity ratio of 50 percent and a 10.9 percent return on equity.

The WUTC has up to 11 months and the IPUC has up to seven months to review the respective filings.

Included in the rate case filings are power supply costs, which continue to increase year-over-year partly because of expiring long-term, low-cost power supply contracts. Also included in the filings are power supply costs associated with adding the 275 megawatt Lancaster combined-cycle combustion turbine into Avista Corp.’s generation mix. Power from new generation and power purchased in wholesale markets to replace the expiring contracts is higher than the amount currently included in retail rates.

Also included in infrastructure costs are continuing upgrades to turbines at Avista Corp.’s Noxon Rapids hydroelectric project in Montana and upgrades to some of the recently relicensed Spokane River hydroelectric projects.

Increases in distribution operation and maintenance costs, as well as administrative and general expenses primarily for technology services, are also included in the filings.

A component of the requested natural gas increase in both states is Avista Corp.’s investment in an additional 3 million dekatherms of capacity at the Jackson Prairie Storage facility located near Chehalis, Washington.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: March 25, 2010	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President and
Chief Financial Officer